Exhibit 99.1

Cyngn Reports Fourth Quarter and Fiscal Year 2022 Financial Results

First revenue as a public company from autonomous vehicle development contracts

Ended 2022 with $22.6 million in unrestricted cash and short-term investments compared to $21.9 million at the end of 2021

MENLO PARK, Calif., March 15, 2023 — Cyngn Inc. (the “Company” or “Cyngn”) (NASDAQ: CYN), a developer of innovative autonomous driving software solutions for industrial applications, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2022.

Recent Operating Highlights:

●	Signed a contract to deploy autonomous industrial vehicles for U.S. Continental Inc., the first commercial deployment of the Company’s autonomous stockchasers

●	Successfully completed the first stage of the previously announced agreement with a leading global building materials manufacturer to develop autonomy in electric forklifts

●	Announced a contract award from a Global 1000 company in the heavy industrial sector to implement autonomous vehicle technology

“The fourth quarter was a transformational one for Cyngn on our mission to bring autonomous vehicles to industrial businesses across the globe” said Lior Tal, Cyngn’s CEO. “Our first commercial sales to U.S. Continental mark the transition of Cyngn from an R&D company to a commercial company. During the fourth quarter we also reported our first revenues from one of the two development contracts that we have signed to bring autonomy to electric forklifts and heavy industrial vehicles. Both these projects have the potential to realize significant benefits for the Company as we move through 2023 and into 2024.

“When we first listed on Nasdaq in October 2021, we set out our ambition to develop one vehicle and deploy it on a single site by the end of 2022. It is a testament to the quality of our people and the ambition of the Company that by the end of the year we had a signed commercial contract for our first vehicle type, two further vehicle types in development for full commercialization with sponsor customers, multiple pilot deployments completed, and a significant expansion of our team. We are determined to carry this momentum into 2023 and build on the significant progress we have made.”

Financial Review

Fourth Quarter ending December 31, 2022:

●	Revenue was $262 thousand for the quarter compared to zero revenue in the fourth quarter of 2021. This revenue was primarily related to multi-phase non-recurring engineering (“NRE”) development contracts. Total operating expenses in the fourth quarter were $5.8 million, up $2.2 million from $3.6 million in the prior year quarter, mainly due to increases in personnel costs, professional and contractor fees, and occupancy costs. General and Administrative (“G&A”) expenses were $1.4 million higher in the fourth quarter of 2022, compared to the fourth quarter of 2021, due to the increase in personnel costs and professional services necessary to support public company compliance requirements. The increase in operating expense was also driven by a $0.7 million year-over-year increase in Research and Development (“R&D”) expense due to higher personnel costs incurred for the addition of top-quality engineering staff, contractor costs, increased occupancy costs, and R&D-related travel costs.

●	Net loss was $5.5 million for the fourth quarter, up from $2.1 million in the fourth quarter of 2021. Based on a weighted average of approximately 33.7 million basic and diluted shares outstanding in the fourth quarter, net loss per share was $0.16 for the fourth quarter of 2022, compared to basic and diluted net loss per share of $0.10 against a weighted average of approximately 20.4 million basic and diluted shares outstanding in the fourth quarter of 2021.

Full-year ending December 31, 2022:

●	Full-year revenue was $262 thousand compared to zero revenue in 2021 primarily as a result of the NRE contracts mentioned above. Total operating expenses in 2022 were $19.5 million, an increase of $10.1 million from $9.4 million for the fiscal year 2021. The increase was due to higher G&A and R&D expenses for the reasons outlined above.

●	Net loss for the fiscal year in 2022 was $19.2 million compared to $7.8 million in the prior year. Net loss per share on a basic and diluted basis was $0.62 based on a weighted average of 31.2 million shares for the year ended December 31,2022. Net loss per share in 2021 was $1.33 based on a weighted average of 5.9 million shares.

Balance sheet highlights:

Cyngn ended the year with unrestricted cash and short-term investments of $22.6 million. Working capital was $22.4 million and total stockholders’ equity was $24.1 million at the end of 2022; compared to unrestricted cash and short-term investments of $21.9 million, working capital of $22.1 million and total stockholders’ equity of $22.2 million respectively at the end of 2021.

Conference Call and Webcast Information:

Cyngn will host a conference call at 1.30 p.m. PDT/4.30 p.m. EDT today (Wednesday, March 15, 2023), during which management will discuss the results of the fourth quarter and fiscal year ended December 31, 2022.

As the call will include a video presentation, the Company recommends viewing the live webcast of the call which will be available on the Cyngn website under “Events & Presentations” or by clicking here.

To participate via telephone:

Toll-Free: 877-407-0890

International: 201-389-0918

Those who are unable to attend the live conference call may access the recording, approximately one hour after the conclusion of the call, at the above webcast link or at the “Investor Relations” page of the Company’s website (https://investors.cyngn.com/).

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. The Company addresses significant challenges facing industrial organizations today, such as the increasing cost of staff for manual vehicle operation, labor shortages and costly safety incidents while increasing workforce reliability and productivity.

Cyngn’s DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn’s flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling).

Find Cyngn on:

Website: https://cyngn.com

Twitter: http://twitter.com/cyngn

LinkedIn: https://www.linkedin.com/company/cyngn

YouTube: https://www.youtube.com/@cyngnhq

Investor Contact: Ben Mimmack, ben.mimmack@cyngn.com

Media Contact: Bill Ong, bill@cyngn.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company’s growth, ability to deliver sustainable long-term value, ability to respond to the changing environment, operational focus, strategic growth plans, product launches and corresponding revenue generation, operations and financial results. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company’s management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation the risk factors discussed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements.

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021

Assets
Current assets
Cash	$10,536,273	$21,945,981
Restricted cash	50,000	50,000
Short-term investments	12,064,337	-
Prepaid expenses and other current assets	1,126,137	525,304
Total current assets	23,776,747	22,521,285

Property and equipment, net	884,000	102,787
Right of use asset, net	371,189	-
Intangible assets, net	473,076	30,917
Total Assets	$25,505,012	$22,654,989

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$155,943	$112,271
Accrued expenses and other current liabilities	854,920	295,156
Operating lease liability	376,622	-
Total current liabilities	1,387,485	407,427

Total liabilities	1,387,485	407,427

Commitments and contingencies
Stockholders’ Equity
Common stock, Par $0.00001; 100,000,000 shares authorized, 33,684,864 and 26,487,680 shares issued and outstanding as of December 31, 2022 and 2021, respectively	337	265
Additional paid-in capital	159,847,229	138,740,827
Accumulated deficit	(135,730,039)	(116,493,530)
Total stockholders’ equity	24,117,527	22,247,562
Total Liabilities and Stockholders’ Equity	$25,505,012	$22,654,989

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Revenue	$262,000	$-	$262,000	$-
Costs and expenses:
Cost of revenue	186,823	-	186,823	-
Research and development	2,818,599	2,073,112	9,481,329	4,990,407
General and administrative	2,947,394	1,558,590	9,994,575	4,409,651
Total costs and expenses	5,952,816	3,631,702	19,662,727	9,400,058

Loss from operations	(5,690,816)	(3,631,702)	(19,400,727)	(9,400,058)

Other income, net
Interest income (expense)	41,409	452	44,100	(9,580)
Other income	103,262	(28,635)	120,118	7,173
Paycheck Protection Program Note forgiveness	-	1,602,936	-	1,602,936
Total other income, net	144,671	1,574,753	164,218	1,600,529

Net loss	(5,546,145)	(2,056,949)	(19,236,509)	(7,799,529)

Net loss per share attributable to ordinary stockholders, basic and diluted	$(0.16)	$(0.10)	$(0.62)	$(1.33)

Weighted-average shares used in computing net loss per share attributable to ordinary stockholders, basic and diluted	33,680,789	20,384,421	31,233,071	5,861,730

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(19,236,509)	$(7,799,529)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	604,871	85,855
Stock-based compensation	2,867,698	1,139,247
Gain in disposal of assets	-	(31,355)
Realized gain on short-term investments, net	(90,216)	-
Gain on forgiveness of Paycheck Protection Program Notes	-	(1,602,936)

Changes in operating assets and liabilities:	-	-
Prepaid expenses and other current assets	(1,425,126)	(476,452)
Accounts payable	43,672	39,255
Accrued expenses and other current liabilities	936,387	3,496
Net cash used in operating activities	(16,299,223)	(8,642,419)

Cash flows from investing activities
Purchase of property and equipment	(918,318)	(62,204)
Acquisition of intangible assets	(456,822)	-
Purchase of short-term investments	(27,000,000)	-
Proceeds from maturities of short-term investments	15,025,879	-
Disposal of assets	-	42,189
Net cash used in investing activities	(13,349,261)	(20,015)

Cash flows from financing activities
Proceeds from issuance of common stock upon initial public offering, net of offering costs	-	23,295,890
Proceeds of issuance of common stock from PIPE financing, net of offering costs	18,121,945	-
Proceeds from exercise of pre-funded warrants from PIPE financing	2,662	-
Proceeds from Paycheck Protection Program Notes	-	892,115
Proceeds from exercise of stock options	114,169	14,220
Net cash provided by financing activities	18,238,776	24,202,225

Net (decrease)/increase in cash and cash equivalents and restricted cash	(11,409,708)	15,539,791
Cash and cash equivalents and restricted cash, beginning of year	21,995,981	6,456,190
Cash and cash equivalents and restricted cash, end of year	10,586,273	21,995,981

Supplemental disclosure of cash flow:
Cash paid during the year for taxes	$10,131	$16,719

Supplemental disclosure of non-cash financing activities:

The Company’s Paycheck Protection Program Notes were forgiven by the SBA in the amount of $1,602,936